LETTER OF AGREEMENT

Date: August 29, 2014

Section 1. Services to be Rendered. The purpose of this agreement (the “Agreement”) is to set forth the terms and conditions on which Chord Advisors, LLC (“Chord”) agrees to provide WPCS International Incorporated (the “Company”) comprehensive outsourced CFO solutions. These services may include, but are not limited to, all items listed in “Addendum A.” The Company represents and warrants that it will provide on a timely basis any information requested by Chord which is necessary to perform such services and further represents and warrants that such information shall be accurate.

Section 2. Engagement Period. Unless sooner terminated as provided herein, the term of this Agreement (the “Engagement Period”) shall commence on September 1, 2014 and shall continue until terminated by either party. The Company represents that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the nature of its activities requires such qualification. The Company further represents to Chord: (1) that it has full power and authority to carry on its business as presently or proposed to be conducted and to enter into and perform its obligations under this Agreement; (2) that this Agreement has been duly authorized by all necessary corporate actions; and (3) that this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforcement may be limited by bankruptcy, creditors’ rights laws or general principles of equity).

Section 3. Fees. (a) The Company shall pay to Chord for its services hereunder an advisory fee (the “Advisory Fee”) as detailed in Addendum A. Advisory Fees shall be payable on or before the 15th day of each calendar month which occurs during the Engagement Period. Chord shall provide the Company with an executed Form W-9 upon execution of this Agreement and shall not be entitled to receive any Advisory Fee hereunder unless and until such Form W-9 is provided to the Company.

Section 4. Expenses. In addition to all other fees payable to Chord hereunder, the Company hereby agrees to reimburse Chord for all reasonable out-of-pocket expenses incurred in connection with the performance of services hereunder. No individual expense over $50 or aggregate expenses over $100 per month will be expended without the prior written approval of the president or chief executive officer of the Company.

Section 5. Indemnification. Each of the Company and Chord agrees to defend, indemnify and hold the other and its respective affiliates, stockholders, directors officers, agents, employees, successors and assigns (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys' fees) which arise from the Company's or Chord's (as the case may be) breach of its obligations hereunder or any representation or warranty made by it herein. It is further agreed that the foregoing indemnity shall be in addition to any rights that either party may have at common law or otherwise, including, but not limited to, any right to contribution.

Confidential	Page 1

Section 6. Termination of Agreement. (a) Subject to paragraph (b) below, either party may terminate this Agreement and Chord’s engagement hereunder, with or without cause, immediately upon written notice given to the other party at any time during the Engagement Period hereunder. In such event, all compensation accrued to Chord prior to such cancellation, whether in the form of Advisory Fees, reimbursement for expenses or otherwise, will become due and payable promptly upon such termination and Chord shall be relieved of any and all further obligation to provide any services hereunder.

(b) Notwithstanding anything to the contrary herein contained, Sections 4 – 18 shall survive any termination or breach of this Agreement by either party.

Section 7. Confidential Information. Chord acknowledges that, pursuant to this Agreement, it will be given access to or may become acquainted with certain information, trade secrets or both, of the Company (collectively, the “Confidential Information”) and the exclusive property of the Company.

Section 8. Nondisclosure of Confidential Information. During and following the Engagement Period, Chord will hold in confidence the Confidential Information and shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or entity, any of the Confidential Information except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement. Chord expressly agrees that the Confidential Information affects the successful and effective conduct of Company’s business and its good will, and that any breach of the terms of this Section by Chord is a breach of this Agreement.

Chord recognizes that, as between the Company and Chord, any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"), whether or not developed by Chord, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the Engagement Period, Chord shall return to the Company, or destroy (and certify to such destruction in writing to the Company), all of the Proprietary Items in Chord’s possession or subject to Chord’s control, and Chord shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

Confidential	Page 2

Section 9. Exceptions to Nondisclosure. Notwithstanding anything to the contrary contained in this Agreement, Chord shall not be prohibited from disclosing to third parties, or using without the prior written consent of Company, information that (a) was, on the date of this Agreement, generally known to the public, (b) is as of the date of this Agreement known to Chord, as evidenced by written records in the possession of Chord, (c) is subsequently disclosed to Chord by a third party who is in lawful possession of such information and is not under an obligation of confidence, (d) is disclosed by Company to third parties generally without restriction on use and disclosure, or (e) is required to be disclosed by law or a final order of a court or other governmental agency or authority of competent jurisdiction, provided, however, reasonable notice prior to any disclosure as required by applicable law or court process shall be given to Company which would allow Company sufficient time to attempt to obtain injunctive relief in respect to such disclosure.

Section 10. Representations and Warranties of Chord. Chord represents and warrants to the Company that:

(a)	It has the power, authority, and legal capacity to enter into and to perform this Agreement;

(b)	this Agreement when executed and delivered by Chord will be a legal, valid and binding obligation enforceable against Chord in accordance with its terms; and

(c)	neither the execution and delivery by Chord of this Agreement, nor the performance by Chord of the services contemplated hereby, will conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Chord is a party or by which Chord is bound (including any agreements relating to the confidential or proprietary information of a third party).

Section 11. Assignability. This Agreement shall not be assignable by either party.

Section 12. Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 13. Consent to Jurisdiction. This agreement shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles. The parties further consent to the exclusive jurisdiction of the State and Federal courts located within the City, County and State of New York to resolve any dispute arising under this Agreement, and waive any defense to such jurisdiction based upon inconvenient forum.

Confidential	Page 3

Section 14. Injunctive Relief and Damages. Chord acknowledges and agrees that the covenants and obligations of Chord set forth in Section 8 with respect to confidentiality relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Chord agrees that the Company shall be entitled to seek an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Chord from committing any violation of the covenants and obligations referred to in this Section 14. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity. Nothing contained in this Section 14 shall be construed as prohibiting the Company from pursuing any other remedies available to any of it for any such breach or threatened breach, including recovery of damages and an equitable accounting of all earnings, profits and other benefits arising from such violation.

Section 15. Other Services. If the Company desires additional services not provided for in this Agreement, any such additional services shall be covered by a separate agreement in writing between the parties hereto.

Section 16. Entire Agreement. This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter of this Agreement and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter of this Agreement.

Section 17. Amendment. This Agreement may only be amended or modified in a writing signed by both of the parties and referring to this Agreement.

Section 18. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

Please evidence your acceptance of the provisions of this Agreement by signing below and returning a copy to Chord Advisors, LLC.

Confidential	Page 4

Very truly yours,

/s/ David Horin

David Horin

Managing Partner

Chord Advisors, LLC

ACCEPTED AND AGREED

AS OF THE DATE FIRST ABOVE WRITTEN:

By:	/s/ Sebastian Giordano
	Name:	Sebastian Giordano
	Title:	Interim Chief Executive Officer

Confidential	Page 5

ADDENDUM “A”

Chord will provide senior financial leadership and perform the following functions:

CFO Services - $10,000 per month

•	David Horin to sign as Principal Accounting Officer
•	Mergers & acquisitions
•	Stock based compensation structuring
•	Debt & equity transaction support
•	Assistance with earnings releases
•	Financial process improvement
•	Budgeting and cash management
•	Audit committee support
•	Respond to SEC Comment Letters
•	Perform derivative valuations, if necessary

Controller and Financial Reporting - $3,000 per month

•	Drafting 10-Q's and 10K’s
•	Preparation of supporting financial documentation and workbook
•	Interact with outside auditors
•	Draft accounting policies and position papers
•	Review income tax provisions
•	Review monthly general ledger and consolidation workpapers

Confidential	Page 6